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                                                                      EXHIBIT 12


                          WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS
                   AND FUNDS FROM OPERATIONS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)
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                                                          Three Months Ended   Nine Months Ended
                                                             September 30,       September 30,
                                                          -------------------  ------------------
                                                            1995       1994      1995      1994
                                                          ---------  --------  ---------  -------

Net income..............................................   $11,259    $11,873   $33,554   $32,680

Add:
Portion of rents representative of the interest factor..       140        132       450       380
Interest on indebtedness................................     4,508      2,660    11,930     7,508
Amortization of debt cost...............................        96         53       165       166
                                                           -------    -------   -------   -------
Net income as adjusted..................................   $16,003    $14,718   $46,099   $40,734
                                                           =======    =======   =======   =======


Fixed charges:
Interest on indebtedness................................   $ 4,508    $ 2,660   $11,930   $ 7,508
Capitalized interest....................................       786        598     2,332     1,028
Amortization of debt cost...............................        96         53       165       166
Portion of rents representative of the interest factor..       140        132       450       380
                                                           -------    -------   -------   -------
Fixed charges...........................................   $ 5,530    $ 3,443   $14,877   $ 9,082
                                                           =======    =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES......................      2.89       4.27      3.10      4.49
                                                           =======    =======   =======   =======


Net income..............................................   $11,259    $11,873   $33,554   $32,680
Depreciation and amortization...........................     7,723      6,812    21,953    19,667
(Gain) loss on sales of property........................       (19)                (114)      270
                                                           -------    -------   -------   -------
Funds from operations...................................    18,963     18,685    55,393    52,617
Interest on indebtedness................................     4,508      2,660    11,930     7,508
                                                           -------    -------   -------   -------

Funds from operations (as adjusted).....................   $23,471    $21,345   $67,323   $60,125
                                                           =======    =======   =======   =======

RATIO OF FUNDS FROM OPERATIONS
 TO FIXED CHARGES                                             4.24       6.20      4.53      6.62
                                                           =======    =======   =======   =======
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